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                             U.S. TRUST CORPORATION
                EXHIBIT 11 - COMPUTATION OF NET INCOME PER SHARE
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                                                               Three Month Periods Ended March 31,
                                                             ---------------------------------------
                                                                 1996                       1995
                                                             -----------                -----------
PRIMARY NET INCOME PER SHARE:
Net Income                                                   $ 9,597,000                $ 8,628,000
Plus Dividend Equivalent on Deferred
     Employee Benefit Plan Awards
     (After-Tax)                                                 101,250                     90,821
                                                             -----------                -----------
Adjusted Net Income                                          $ 9,698,250                $ 8,718,821
                                                             ===========                ===========

Weighted average number of common
     shares outstanding                                        9,753,789                  9,504,347
Add average shares issuable under stock
     option and variable stock award plans                       765,488                    775,881
                                                             -----------                -----------
     Total Common and Common
         Equivalent Shares                                    10,519,277                 10,280,228
                                                             ===========                ===========
Primary Net Income Per Share                                 $      0.92                $      0.85
                                                             ===========                ===========

FULLY DILUTED NET INCOME PER SHARE:
Net Income                                                   $ 9,597,000                $ 8,628,000
Plus Dividend Equivalent on Deferred
     Employee Benefit Plan Awards
     (After-Tax)                                                 101,250                     90,821
                                                             -----------                -----------
Adjusted Net Income                                          $ 9,698,250                $ 8,718,821
                                                             ===========                ===========
Weighted average number of common
     shares outstanding                                        9,753,789                  9,504,347
Add maximum dilutive impact of average
     shares issuable under stock option
     and variable stock award plans*                             809,008                    800,396
                                                             -----------                -----------
     Total Dilutive Shares                                    10,562,797                 10,304,743
                                                             ===========                ===========
Fully Diluted Net Income Per Share                           $      0.92                $      0.85
                                                             ===========                ===========
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*    Assumes issuance of the maximum number of shares calculated as follows:

     Stock option plans - computed using the higher of the average market price or period-end market price of the Corporation's common stock.

     Variable stock award plans - computed assuming the issuance of performance stock awards that have been awarded but not yet vested.